                                                                      EXHIBIT 12

                                  MAXXAM INC.

                CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

                             NINE MONTHS
                         ENDED SEPTEMBER 30,          YEARS ENDED DECEMBER 31,
                         ---------------------  ----------------------------------------
                           1995        1994      1994     1993     1992    1991    1990
                         ---------  ----------  -------  -------  ------  ------  ------
                                         (IN MILLIONS OF DOLLARS)
Earnings are calculated
 as follows:
  Income (loss) before
   income taxes,
   minority interests,
   extraordinary item
   and cumulative effect
   of changes in
   accounting
   principles...........    $ 59.5     $(134.7) $(171.8) $(211.4) $(13.2) $ 67.4  $222.0
  Add (deduct):
    Fixed charges as
     calculated
     below..............     162.6       167.0    225.2    210.8   215.1   227.7   243.1
    Capitalized inter-
     est, included in
     fixed charges......      (2.0)       (2.6)    (3.0)    (4.3)   (5.2)   (5.1)  (10.2)
    Preferred stock div-
     idend requirements
     of subsidiaries,
     included in fixed
     charges............     (17.2)      (25.1)   (35.6)   (10.9)   (4.6)   (2.0)   (2.4)
                         ---------  ----------  -------  -------  ------  ------  ------
                            $202.9  $      4.6  $  14.8  $ (15.8) $192.1  $288.0  $452.5
                         =========  ==========  =======  =======  ======  ======  ======
Fixed charges are
 calculated as follows:
  Interest expense......    $129.7  $    124.6  $ 167.3  $ 169.5  $181.8  $198.8  $210.9
  Amortization of
   deferred financing
   costs................       6.4         7.4      9.6     15.6    13.8    12.1    11.2
  Capitalized interest..       2.0         2.6      3.0      4.3     5.2     5.1    10.2
  Interest component of
   rental expense.......       7.3         7.3      9.7     10.5     9.7     9.7     8.4
  Preferred stock
   dividend requirements
   of subsidiaries......      17.2        25.1     35.6     10.9     4.6     2.0     2.4
                         ---------  ----------  -------  -------  ------  ------  ------
                            $162.6  $    167.0  $ 225.2  $ 210.8  $215.1  $227.7  $243.1
                         =========  ==========  =======  =======  ======  ======  ======
Ratio of earnings to
 fixed charges..........      1.2x                                          1.3x    1.9x
                         =========                                        ======  ======
Fixed charge coverage
 deficiency.............               $(162.4) $(210.4) $(226.6) $(23.0)
                                    ==========  =======  =======  ======
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